Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION OF
ALTERNATIVE ETHANOL TECHNOLOGIES, INC.

This Restated Certificate of Incorporation has been duly adopted by the Corporations Board of Directors and Stockholders in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

ARTICLE 1
Name

The name this Corporation was initially organized under is Long Road Entertainment, Inc. The name of the Corporations was to Alternative Ethanol Technologies, Inc. in January 2007.  Effective upon filing this Restated Certificate of Incorporation the name of the corporation shall be changed to CleanTech Biofuels, Inc.

ARTICLE 2
Registered Agent and Incorporator

The address of the Corporation’s registered office in the State of Delaware is 1220 N. Market Street, Suite 606, Wilmington, DE 19801, County of Newcastle.  The name of the corporation’s registered agent at such address is American Incorporators, Ltd.

ARTICLE 3
Purpose

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4
Capitalization

A.           Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is two hundred fifty million (250,000,000) shares. Two Hundred Forty Million (240,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share.

B.           Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any authorized series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.           Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article 4(C).  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE 5
Bylaws

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6
Directors

The Board shall be composed of not less than 5 nor more than 9 Directors, the specific number to be set by resolution of the Board, provided that the Board may be less than 5 until vacancies are filled.  No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

The Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible.  At the first election of Directors to such classified Board of Directors, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of stockholders, each Class 2 Director shall be elected to serve until the second ensuing annual meeting of stockholders and each Class 3 Director shall be elected to serve until the third ensuing annual meeting of stockholders.  At each annual meeting of stockholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of stockholders.  Notwithstanding any of the foregoing, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office or until there is a decrease in the number of Directors.  Directors need not be stockholders of the corporation or residents of the State of Delaware and need not meet any other qualifications.

ARTICLE 7
Stockholders

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE 8
Director Liability

A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.  Any repeal or modification of the foregoing provisions of this Article 8 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE 9
Indemnification

To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.  Any repeal or modification of any of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE 10
Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation on this _______ day of __________, 2007.

___________________________________
Edward Hennessey, President